Exhibit 99.1

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Matt Kreps
Halliburton Investor Relations
+1 972 458 8000

PAST AGRICULTURAL, ENERGY AND CHEMICAL INDUSTRY EXECUTIVE JOINS NOVA BOARD OF DIRECTORS

HOUSTON, TX – November 13, 2006 – Nova Biosource Fuels, Inc. (OTC: NVBF) announced today that James L. Rainey, former President and Chief Executive Officer of Farmland Industries, Inc. and Kerr-McGee Chemical Corp., has been elected to serve on the Board as a director.  He will assume the seat of Paul E. Fredericks, former president of Nova Oil, who is stepping down from his position as a director.

“Paul Fredericks provided tremendous support to the company,” said Kenneth Hern, Chairman and Chief Executive Officer for Nova. “His counsel and leadership have been invaluable throughout the launch and emergence of Nova as a biodiesel fuel company. We thank him for his commitment and time in bringing these plans to fruition.”

“We welcome the addition of Jim Rainey as a new independent director,” said Mr. Hern. “His background in agricultural industries directly relates to our feedstock markets and brings a wealth of knowledge and strategic direction to the company. He is an admirable professional, and we are very fortunate to have him join the board. The Board of Directors continues to provide guidance and oversight to the company as an independent body focused on quality growth and prudent management of Nova’s resources.”

Mr. Rainey previously served as President and Chief Executive Officer of Farmland Industries, Inc., from 1986 to 1991.  At the time of his retirement, Farmland was the largest agricultural supply cooperative in the United States and had a strong asset base in petroleum refining, basic and upgraded fertilizer production and distribution, mixed livestock feed production and distribution, pork and beef processing and marketing, information systems, international trading, and financial services.

Previously Mr. Rainey served as President and Chief Executive Officer of Kerr-McGee Chemical Corp., a wholly-owned subsidiary of Kerr-McGee Corp., from 1975 to 1986; and as a Senior Vice President of the parent company from 1984 to 1986. Kerr-McGee Corp., now a subsidiary of Anadarko Petroleum Corporation, was an energy company with operations in petroleum exploration and production, refining, coal and chemicals. Mr. Rainey spent a total of 22 years with the company.

Mr. Fredericks was the President and Principal Executive Officer of Nova from September 2002 until March 31, 2006, and Vice President of the Company from March 2000 until September 2002. He served as chairman of the Nominating and Corporate Governance Committee and as a member of the Audit and Compensation Committees, positions Mr. Rainey is expected to assume.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company in the business of synthesizing and distributing renewable fuel products and related co-products. Nova is now focused on the construction and operation of two to four biodiesel refineries, with production capacity of between 120 to 240 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes the construction of up to seven biodiesel refineries with production capacities ranging from 20 to 60 million gallons each per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. More information can be found at www.novabiosource.com.  Nova recently changed its name from Nova Oil, Inc. and previously used the trade name Nova Energy Holding, Inc. Its ticker symbol on the OTC Bulletin Board System was recently changed from NVAO to NVBF.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Current Report on Form 8-K filed on April 3, 2006, as amended, and its Quarterly Report on Form 10-Q for the quarter ended July 31, 2006, as amended, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.